ADVISORS SERIES TRUST

                    SHAREHOLDER SERVICE PLAN with respect to
                  The Dessauer Global Equity Fund (the "Fund")


     WHEREAS: Advisors Series Trust (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act").

     The Fund is a series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing of the Fund's shares (the "Shares").

     Dessauer & McIntyre Asset Management, Inc. ("Dessauer & McIntyre") will serve as shareholder servicing agent for the Shares.

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Shares on the following terms and conditions:

     1. The Fund will pay Dessauer & McIntyre, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by Dessauer & McIntyre or by securities broker-dealers and other securities professionals ("Service Organizations") to beneficial owners of the Shares ("Clients"), including but not limited to shareholder servicing provided by Dessauer & McIntyre at facilities dedicated to the Shares, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Shares.

     2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares;
(b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Shares; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Shares to Clients; (g) assisting Clients in changing the Shares' records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as Dessauer & McIntyre may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

     3. The Fund shall pay Dessauer & McIntyre, for its services, at an annual rate of 0.25% of the average daily net assets of the Shares. The Fund may make such payments monthly, and payments to Dessauer & McIntyre may exceed the amount expended by Dessauer & McIntyre during the month or the year to date. The payments shall be calculated monthly. In the event that payments to Dessauer & McIntyre during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, Dessauer & McIntyre will promptly refund to the Shares any such excess. Payments to Dessauer & McIntyre may be discontinued, or the rate amended, at any time by the Board of Trustees of the Fund, in its sole discretion. Dessauer & McIntyre may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

     4. While this Plan is in effect, Dessauer & McIntyre shall report in writing at least quarterly to the Fund's Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

     5. This Plan has been approved by a vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until ________, 200_, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees including the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended at any time by a vote of a majority of the Disinterested Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund.